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                                                                     Exhibit 3.9

                             CERTIFICATE OF RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         AMERICAN GUIDANCE SERVICE, INC.

                  The undersigned, being the President of AMERICAN GUIDANCE SERVICES, INC., a Minnesota corporation subject to the provisions of Chapter 302A of the Minnesota Statutes, known as the Minnesota Business Corporation Act, does hereby certify that pursuant to a Written Action taken in accordance with
Section 302A.441 of the Minnesota Business Corporation Act effective as of the 26th day of June, 1990, the following resolution was unanimously adopted by the Company's shareholders entitled to vote thereon and these Restated Articles of Incorporation supersede and take the place of existing Articles of Incorporation and all amendments thereto:

         RESOLVED, that the Articles of Incorporation of AMERICAN GUIDANCE SERVICE, INC. be, and the same are hereby restated and the following Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto, pursuant to Minnesota Statutes
Section 302A.135, subd. 4, to read as follows:

                                 ARTICLE 1. NAME

         The name of the Corporation is AMERICAN GUIDANCE SERVICE, INC.

                          ARTICLE 2. REGISTERED OFFICE

         The address of the registered office of the Corporation is Publishers' Building, Circle Pines, Minnesota 55014.

                          ARTICLE 3. AUTHORIZED SHARES

         The number of shares which the Corporation shall have authority to issue, itemized by class and par value of the shares, if any, is:


CLASS                                SHARES                      PAR VALUE
Class A Common Stock                 10,000,000                  $.01 Par Value
Class B Common Stock                  1,000,000                  $.01 Par Value
Class C Common Stock                  5,000,000                  $.01 Par Value



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                     ARTICLE 4. PREFERENCES, LIMITATIONS AND
                      RELATIVE RIGHTS OF AUTHORIZED SHARES

         The preferences, limitations, designation and relative rights of each class of stock of the Corporation shall be identical with regard to dividend rights, preferences on liquidation and all other respects except as more specifically set forth as follows:

         1. The shares of Class A Common Stock shall be voting stock and shall be entitled to dividends if and when declared by the Board of Directors; and

         2. The shares of Class B Common Stock shall be voting stock and shall be entitled to dividends if and when declared by the Board of Directors.

         3. The shares of Class C Common Stock shall be nonvoting stock and shall be entitled to dividends if and when declared by the Board of Directors.

         The Board of Directors may declare dividends with respect to only one class of stock and shall not be required to declare dividends with respect to all classes of stock. If dividends are declared with respect to only one class of stock, other than Class A common stock, the dividends must also be declared with respect to the shares of Class A Common Stock. The shares of the Class B Common Stock and Class C Common Stock may not be owned by an Employee Stock Ownership Plan and Trust ("ESOP") as defined in Sections 401 and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event any shares of the Class B Common Stock or Class C Common Sock are sold, distributed, or otherwise transferred or disposed of to an ESOP, such stock shall immediately be converted to Class A Common Stock on a share for share basis. The Class B Common Stock and the Class C Common Stock may be converted at any time, on a share for share basis, to Class A Common Stock, at the sole discretion of a shareholder, by giving thirty (30) days advance notice to the Corporation of the shareholder's desire to convert his or her shares upon delivering his or her Class B or Class C Common Stock Certificates to the Secretary of the Corporation. Upon receipt of such notice and the appropriate Class B or Class C Common Stock Certificates, the Secretary of the Corporation will issue new Class A Common Stock Certificates to such shareholder.


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                         ARTICLE 5. NO CUMULATIVE VOTING

         There shall be no cumulative voting by the shareholders of the Corporation.

                         ARTICLE 6. NO PREEMPTIVE RIGHTS

         The shareholders of the Corporation shall not have preemptive rights.

                          ARTICLE 7. DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Sections 302A.559 or 802.23 of the Minnesota Business Corporation Act or on violations of federal or state securities laws; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article 7 becomes effective. If Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act as amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, I have subscribed my name this 26th day of June, 1990.

                                             /s/  John P. Yackel
                                            ------------------------------------
                                            John P. Yackel, the President of
                                            American Guidance Service, Inc.